Exhibit 10.7

EMPLOYEE NON-COMPETITION, NON-SOLICITATION

CONFIDENTIALITY AND INVENTIONS AGREEMENT

This Non-Competition, Non-Solicitation, Confidentiality and Inventions Agreement (the “Agreement”) is made and entered into by and between Calyxt, Inc. (“Calyxt”) and Michael Carr (“Employee”).

RECITALS

Employee acknowledges the Company is in the competitive business of agbiotech, operating in a global market; and

Employee acknowledges that during Employee’s employment with the Company as its Chief Executive Officer, Employee will have access to the Company’s highest level of Confidential Information, its most detailed customer, competitor, and financial information, and Employee will further be involved in discussions addressing the most strategic and critical development and marketing issues facing the Company; and

Employee further agrees that trade secrets and other confidential information, as more fully described in Section 1(a)-(b), below, have been and will be developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company; and

Employee acknowledges that, in the course of its business, the Company has developed and will continue to develop the considerable goodwill of its customers and employees.  Employee acknowledges that Employee will participate in and benefit from that development during Employee’s employment with the Company.  Employee further acknowledges that while employed by the Company, Employee will be brought into frequent contact with existing Customers and Prospective Customers of the Company throughout the world; and

Employee acknowledges that in the course of Employee’s employment with the Company, Employee may contribute to the development and creation of works and materials related to the Company; and,

The Company desires to acquire all right, title, and interest in and to the works and materials Employee creates for the Company; and

Employee acknowledges that the Company’s continuing ability to successfully engage in its business depends, in part, on its Customers, Prospective Customers, Trade Secrets and Confidential Information, and their protection from unfair competition.

THEREFORE, in consideration of the covenants by the Company to provide Employee with employment and other things of value to which Employee is not otherwise entitled, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.	Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)

“Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to the Company’s business that has value to the Company and is not generally known to the public (whether or not it constitutes a trade secret and whether or not it is marked or labeled as “confidential”). Confidential information may include, without limitation, information relating to the Company’s: technology, computer programs or programming, systems, software, software codes, designs, data bases, trade secrets, know-how, research, methods, manuals, records, product or service ideas or plans, work-in-progress, results, algorithms, inventions, developments, original works of authorship, discoveries, experimental processes, experimental results, unpublished patent applications, laboratory notebooks, processes, formulas, investigation or research techniques, engineering designs and drawings, hardware configuration information, regulatory information, medical reports, clinical data and analysis reagents, cell lines, biological materials, chemical formulas; legal affairs; accounting and financial information, including price lists, pricing methodologies, cost data, financial forecasts, historical financial data, and budgets; marketing information, including but not limited to market share data, marketing plans, licenses, business plans, actual or potential customer information and lists; customer preferences; the needs and hiring habits of the Company’s customers; existing and future services; personnel information, recruiting and training methods; contract expiration dates; vendor and supplier information; forecasts and forecast assumptions and volumes; and other financial, sales, marketing, services, and operations information, whether written or otherwise.  Confidential information shall not include any data or information that (i) is or becomes publicly available through no fault of Employee; (ii) was already in Employee’s possession or was available to Employee on a non-confidential basis before its disclosure; (iii) is independently developed by Employee without using Confidential Information; (iv) has been voluntarily disclosed to the public or the Company’s competitors by the Company (except where such public disclosure has been made by Employee or another without authorization); (v) has been independently developed and disclosed by others; or (vi) otherwise enters the public domain through lawful means.

(b)	“Trade Secrets” means: any Confidential Information described above without regard to form that:

i.	is not commonly known by or available to the public;

ii.

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and

iii.	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)

“Customer” means any client, customer or account, including but not limited to any person, firm, corporation, association or other business entity of any kind, to which the Company provided  products or services in the three years prior to Employee’s termination of employment.

(d)

The “Company” means Calyxt and all direct and indirect subsidiary, parent, affiliated, or related companies for which Employee worked, provided services, or had responsibility at the time of termination of Employee’s employment and at any time during the two-year period prior to such termination (whether voluntary or involuntary).

(e)

“Company’s Business” means the research, development, and/or commercialization of products and services based on gene-editing technologies in the field of agriculture, food and plant sciences, which is to be construed to include all research, development, and/or commercialization of products and services as may hereinafter evolve within the gene editing field or is in planning or developmental stages at the Company.

(f)

“Prospective Customer” means any prospective client, customer or account, including, without limitation, any person, firm, corporation, association or other business entity of any kind with which the Company had any negotiations or substantial discussions regarding the possibility of providing products or services within the one-year period preceding the date of Employee’s termination of employment.

(g)	“Offer Letter” means the written offer of employment dated July __, 2021 which was provided to Employee by the Company.

(h)

“Excluded Works” means any Work or Invention created in whole or in part by Employee, (i) existing prior to Employee’s employment with the Company; or (ii) for which no equipment, supplies, facility or Trade Secret information of the Company was used and that was developed entirely on Employee’s own time, and (1) that does not relate (a) directly to the business of the Company or (b) to the actual or demonstrably anticipated research or development of the Company, or (2) that does not result from any work performed by Employee for the Company. Excluded Works shall be excluded from the definitions of Works (as defined below) and Inventions herein, and the copyright ownership of Excluded Works shall remain Employee’s sole property and/or the sole property of Employee’s assigns and not owned by the Company.

(i)

“Inventions” means any and all ideas, discoveries, concepts, trademarks, developments, original works of authorship, processes, improvements, products, methods, formulae, designs, software programs, trade secrets, and techniques (whether or not protectable by trademark, copyright, or patent) that relate in any way to the present, prospective, or contemplated activities of the Company.  Inventions excludes Excluded Works.

(j)

“Works” means drafts, partial works, contributions to works, final works, and derivative works created by Employee pursuant to and within the scope of Employee’s employment with the Company.  Works excludes Excluded Works.

2.Competitive Activity.

(a)

While employed by the Company, and for a period of one (1) year following Employee’s termination of employment (whether voluntary or involuntary), Employee agrees not to compete, directly or indirectly, with the Company anywhere in the world.  Employee agrees that the Company operates in a global market, and that the foregoing restriction is a fair and reasonable description of the area in which the Company is or will be doing business.

(b)

For the purpose of Section 2(a) (but without limitation thereof), Employee agrees that Employee will be in violation if Employee engages in Company Business on behalf of another individual, company, partnership, sole proprietorship, or other entity, directly as an individual on Employee’s own account, or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Employee or Employee’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent of the outstanding stock.

(c)

In recognition of the global market in which the Company does business, and the particular competitive companies engaged in that market, Employee further agrees that Employee will not, directly or indirectly for the one-year period described above:

i.	enter into or engage in any business which competes, directly or indirectly, with the Company’s Business;
ii.	solicit Customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;
iii.	provide to any Customer goods or services of thy type provided by the Company in the three years prior to termination of Employee’s employment;
iv.

engage in any conduct that interferes with the Company’s relationship with any Customer, or otherwise divert, entice or take away any customers, business, patronage or orders of the Company or attempt to do so; or

v.	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.
(d)	If it is judicially determined that Employee has violated this Section 2, then the period applicable to each obligation that Employee has been determined to have violated will automatically be extended from the date of judicial determination by a period of time equal in length to the period during which such violation(s) occurred.

3.Non-Solicitation.

(a)

Of Customers.  Employee will not directly or indirectly at any time during the period of Employee’s employment or for a period of twenty-four (24) months following the termination of that employment (whether voluntarily or involuntarily), directly or indirectly, solicit, divert, or take away or supervise any other person, firm, or other entity in soliciting, diverting, or take away any Customer or Prospective Customer of the Company for the purpose of selling, performing or providing business services to that Customer or Prospective Customer.

(b)

Of Employees.  Employee agrees not to directly or indirectly, at any time during the period of Employee’s employment or for a period of twenty-four (24) months following the termination of Employee’s employment (whether voluntary or involuntary), solicit, hire, employ, engage, affiliate with for profit, retain (or assist any other person or entity in soliciting, hiring, employing, engaging, affiliating for profit or retaining) any person who was a Company employee or consultant or independent contractor at any time during the one (1)-year preceding Employee’s termination, or within six months thereafter, whether for Employee’s benefit or the benefit of any other person or organization other than the Company, or solicit, induce, or encourage any such person to terminate or leave the Company’s employ, engagement, or other remuneration relationship with the Company. Employee acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

4.Confidential Information

(a)

Maintaining Confidentiality.  Employee  agrees to keep in strict confidence, and not, directly or indirectly, at any time, during or after Employee’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Employee’s duties of employment, use any Trade Secrets or Confidential Information of the Company or its customers, suppliers or vendors, Employee specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in Employee’s mind or memory and whether compiled by the Company, and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and/or its Customers and that any retention and or use of such information during Employee’s employment with the Company (except in the course of performing Employee’s duties and obligations to the Company) or after the termination of Employee’s employment will constitute a misappropriation of the Company’s Confidential Information.

(b)

U.S. Defend Trade Secrets Act of 2016 (“DTSA”). The DTSA provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to the attorney of the individual and use the Trade Secret information in the court proceeding, if the individual files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(c)

Return of Property.  Employee agrees that upon termination of Employee’s employment with the Company (for any reason), or sooner if requested by the Company, Employee will return to the Company, in good condition, all property obtained during employment, including without limitation, the originals and all copies of any documents in whatever form (electronic, hard copy, etc.) or materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 1(a)-(b) of this Agreement. Employee agrees that all Confidential Information is the sole property of the Company and Employee has no right, title or interest to this property.  In the event that such items are not so returned, the Company will have the right to charge Employee for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, removing and/or recovering such property.

5.Inventions and Creative Works.

(a)

Assignment of Inventions.  Employee acknowledges and agrees that any and all Inventions, as defined above, made, conceived, discovered, or developed, by Employee alone or with others, during Employee’s employment with the Company and within the scope of the duties assigned to Employee by the Company, are the sole and exclusive property of the Company.  Employee will promptly and fully disclose to the Company all such Inventions.  Employee hereby does and will irrevocably transfer and assign to the Company or its designee (if not otherwise transferred by law), as its exclusive property, the entire worldwide and perpetual right, title and interest in all Inventions, including (but not limited to) any patent applications, patents, trademarks, Trade Secrets, or Confidential Information.  Employee agrees that these obligations bind Employee’s assigns, executors, administrators, and other legal representatives. Employee understands that the obligations in this Section 5(a) will not include, and the provisions of this Agreement do not apply to, any idea, discovery, invention, improvement, software, writing or other material or design that qualifies fully for exclusion under the provisions of Minnesota Statutes sections 181.78(1) and (2), the text of which is attached as Exhibit A.

(b)	Prior Inventions. Inventions made prior to the commencement of Employee’s employment with the Company and not within the scope of Employee’s services to the

Company are excluded from the scope of this Agreement. Employee shall provide a written list of all Inventions conceived, developed, or reduced to practice by Employee, either solely or jointly with others, prior to the commencement of Employee’s employment with the Company, that Employee considers to be the property of Employee or a third party (such as a prior employer), which list will be attached as Exhibit B to this Agreement (collectively, “Prior Inventions”). If Employee’s confidentiality obligations preclude disclosure of such an Invention, Employee will disclose only a cursory name for the Invention, the party(ies) to whom the Invention belongs, and a note that further disclosure is precluded by Employee’s confidentiality obligations. If Employee does not complete Exhibit B to this Agreement, then Employee represents that there are no Prior Inventions. Employee will not incorporate any Prior Inventions or Excluded Works into any work done for the Company unless Employee owns all the rights in that Prior Invention or Excluded Work necessary to grant a license or transfer those rights to the Company.  If Employee incorporates any Prior Invention or Excluded Work into any work done for the Company, then Employee hereby grants the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense) to make, have made, modify, use, and sell such Prior Invention or Excluded Work.

(c)

Invention Disclosure.  Employee agrees that during Employee’s employment with the Company, Employee will disclose immediately and fully to the Company any Invention conceived, made or developed by Employee solely or jointly with others.  Employee also agrees to record descriptions of all work and materials created by Employee for the Company in the manner directed by the Company, agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company, and agree not to remove these records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d)

Cooperation.  Employee will cooperate fully with the Company, during and after Employee’s employment with the Company, and agrees that Employee will do whatever the Company deems is reasonably necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country (including but not limited to any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon), including signing all papers that the Company reasonably requires or requests that Employee sign to protect those rights (at the Company’s expense).  In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, Employee irrevocably designates and appoints the General Counsel of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute any such papers and to take any action the Company deems necessary or desirable to protect its rights and interests.

(e)

Assignment of Creative Works.  Without limiting any of the foregoing, Employee acknowledges and agrees that all Works (including but not limited to work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, and prototypes) are and will automatically be Works Made for Hire, owned and authored by the Company, as that term is defined in the Copyright Laws of the United States of America, including but not limited to any Invention that is or contains copyrightable material.  Employee represents that all Works will be original.  In the event and to the extent that any such Works are deemed not to constitute Works Made for Hire, Employee hereby irrevocably and without limit assigns and transfers to the Company (or its designee) all current and future right, title and interest in and to such Works, including but not limited to any patents, patent applications, copyrights, or copyright applications associated therewith, and to all renewals and extensions that may be secured under the laws now or hereafter in force and effect in the United States of America and any other country or countries absolutely and forever. Employee also assigns to the Company all claims for relief by reason of any past infringements of such Works, with the right to sue for and collect damages for the Company’s own use and benefit and for the use and benefit of the Company’s successors, assigns and other legal representatives.  This assignment is made without reservation of any rights of any kind now known or hereinafter discovered or granted by law, including electronic, digital, and all other versions in all media now known or hereafter invented, worldwide and forever.  Employee expressly waives any ownership claim, now or in the future, in the Works; any right or claim of any right to create new derivative works or adaptations based on the Works in the future; and the right to apply for or file any copyright, patent, or trademark registrations for the Works or any part of them.  Employee acknowledges that the Company has the sole right to apply for, obtain, and own copyright, patent, and trademark registrations and use the corresponding notices in connection with the Works.  Employee now and forever expressly waives any right of publicity, attribution, and integrity, including any so-called moral rights or equivalents thereof, arising under U.S. federal law and under any state law and under the laws of any other country that conveys rights of the same nature.

6.

Communication of Contents of Letter. While employed by the Company and for one (1) year thereafter, Employee will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity that Employee intends to be employed by, associated with, consult for, or represent.

7.

Former Agreements and Obligations. Employee agrees that Employee will not disclose to the Company or induce the Company to use any secret or confidential information belonging to Employee’s former employers. Except as indicated, Employee warrants that Employee is not bound by the terms of a confidentiality agreement, non-competition agreement, or other agreement with a third party that would preclude or limit Employee’s right to work for the Company and/or to disclose to the Company any ideas, Inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company.  Employee agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Employee’s right to make disclosures or to engage in any other activities contemplated by Employee’s employment with the Company.

8.	Relief. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of Employee’s obligations under this Agreement would be inadequate.  Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in the Agreement, without the necessity of proof of actual damage. The Company shall be entitled to recover from Employee its reasonable attorneys’ fees and costs in enforcing this Agreement and collecting any judgment.

9.

Reasonableness. Employee acknowledges that the obligations under this Agreement are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Employee were to violate such obligations. Employee further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to offer Employee employment and perform its obligations under the Offer Letter, which Employee acknowledges constitutes good, valuable and sufficient consideration.

10.

Severability.  If any Court of competent jurisdiction finds this Agreement to be overbroad or in any other way invalid, Employee and the Company agree that the Court can and should modify the Agreement as minimally required to make the Agreement enforceable to the maximum extent permissible under applicable law.  The remainder of the Agreement shall remain fully enforceable, valid as written, and unaffected by such modification.

11.

Waiver.  No failure by the Company to insist upon the strict performance of any terms of conditions of this Agreement or to exercise any right or remedy available to it will constitute a waiver.  No waiver of any breach or default will affect or alter any term or condition of this Agreement and such term or condition will continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

12.

Choice of Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the law of conflicts of law, and any actions to enforce or concerning the interpretation or enforceability of this Agreement will take place in the District Courts of Minnesota, Count of Ramsey. Employee specifically agrees that Employee submits to the jurisdiction of said Courts in the event of a dispute.

13.

Assignment.  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  This Agreement may not be assigned, in whole or in part, by Employee without the written consent of the Company.

Employee warrants that Employee has read and fully understands the contents and the effect of this Agreement.  Employee warrants and agrees that Employee has had a reasonable opportunity to review and consider the content and effect and seek legal counsel of Employee’s choice regarding this Agreement.  By signing below, Employee accepts each and all of the terms, provisions, and conditions of this Agreement, and does so voluntarily without duress or pressure from the Company.

Date:	July 10, 2021	/s/ Michael Carr
Michael Carr

Exhibit 10.7

EXHIBIT A

EMPLOYEE NON-COMPETITION, NONSOLICITATION,

CONFIDENTIALITY AND INVENTION AGREEMENT

Minnesota Statutes Annotated Section 181.78 provides as follows:

Subdivision 1. Any provision in an employment agreement that provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and that was developed entirely on the employee’s own time, and

(1)	that does not relate (a) directly to the business of the employer or (b) to the actual or demonstrably anticipated research or development, or

(2)

that does not result from any work performed by the employee for the employer. Any provision that purports to apply to such an invention is to that extent against the public policy of this state and is to that extent unenforceable.

Subdivision 2. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

EXHIBIT B

PRIOR INVENTIONS

1.   ________________________________________________________________

2.   ________________________________________________________________

3.   ________________________________________________________________

4.   ________________________________________________________________

5.   ________________________________________________________________

6.   ________________________________________________________________

7.   ________________________________________________________________

8.  ________________________________________________________________

9.   ________________________________________________________________

10.  ________________________________________________________________